                                                                    Exhibit 99.3
                                                                    ------------

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                                PAGE
                                                                                                             -----------

FINANCIAL STATEMENTS:
Reports of Independent Registered Public Accounting Firms                                                        1
Consolidated Statements of Operations for the Years Ended December 31, 2004, 2003 and 2002                       3
Consolidated Balance Sheets at December 31, 2004 and 2003                                                        4
Consolidated Statements of Cash Flows for the Years Ended December 31, 2004, 2003 and 2002                       5
Consolidated Statements of Changes in Stockholders' Equity for the Years Ended December 31, 2004,
   2003 and 2002                                                                                                 6
Notes to Consolidated Financial Statements                                                                       7

FINANCIAL STATEMENT SCHEDULE:
Schedule II - Valuation and Qualifying Accounts for the Years Ended December 31, 2004, 2003 and                 29
   2002


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Transpro, Inc.:

We have audited the accompanying consolidated balance sheet of Transpro, Inc.
and subsidiaries as of December 31, 2004 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. We have also audited the information for the year ended December 31, 2004 set forth in the financial statement schedule II included herein. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company
Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial statement schedule are free of material misstatement.
The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Transpro, Inc. and subsidiaries at December 31, 2004, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein for the year ended December 31, 2004.

/s/ BDO Seidman, LLP
New York, NY
March 16, 2005, except for Note 19,
which is as of May 23, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Transpro, Inc.:

In our opinion, the consolidated balance sheet as of December 31, 2003, and the related consolidated statements of operations, cash flows, and changes in stockholders' equity for the years ended December 31, 2003 and 2002 present fairly, in all material respects, the financial position of Transpro, Inc. and its subsidiaries at December 31, 2003, and the results of their operations and their cash flows for the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.
In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein for the years ended December 31, 2003 and December 31, 2002 when read in conjunction with the related consolidated financial statements.
These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).
Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective
January 1, 2002, the Company adopted Statement of Financial Accounting Standards
No. 142, "Goodwill and Other Intangible Assets."

/s/ PricewaterhouseCoopers LLP
Hartford, CT
March 17, 2004, except for Note 19, for
which the date is June 14, 2005

                                 TRANSPRO, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)


                                                                                           Years Ended December 31,
                                                                                -----------------------------------------------
                                                                                        2004            2003           2002
                                                                                ----------------  -------------- --------------

Net sales                                                                              $218,433        $198,862       $198,765

Cost of sales                                                                           174,575         164,398        156,311
                                                                                ----------------  -------------- --------------

Gross margin                                                                             43,858          34,464         42,454

Selling, general and administrative expenses                                             39,987          36,183         36,589

Restructuring and other special charges                                                      --           1,490          1,334
                                                                                ----------------  -------------- --------------

Operating income (loss) from continuing operations                                        3,871          (3,209)         4,531

Interest expense                                                                          4,812           3,739          3,744
                                                                                ----------------  -------------- --------------

(Loss) income from continuing operations before taxes and cumulative
   effect of accounting change                                                             (941)         (6,948)           787

Income tax (benefit)                                                                       (621)         (1,641)        (4,413)
                                                                                ----------------  -------------- --------------

(Loss) income from continuing operations before cumulative effect of
   accounting change                                                                       (320)         (5,307)         5,200

Income from discontinued operation, net of $229, $478 and $60 of income
  tax in 2004, 2003 and 2002                                                              5,498             771          1,459

Cumulative effect of accounting change, net of tax of $0                                     --              --         (4,671)
                                                                                ----------------  -------------- --------------

Net income (loss)                                                                       $ 5,178         $(4,536)       $ 1,988
                                                                                ================  ============== ==============

Basic income (loss) per common share:
    (Loss) income from continuing operations                                            $ (0.05)        $ (0.76)       $  0.73
    Income from discontinued operation                                                     0.77            0.11           0.21
    Cumulative effect of accounting change                                                   --              --          (0.67)
                                                                                ----------------  -------------- --------------
    Net income (loss) per common share - basic                                          $  0.72         $ (0.65)       $  0.27
                                                                                ================  ============== ==============

Diluted income (loss) per common share:
    (Loss) income from continuing operations                                            $ (0.05)        $ (0.76)        $ 0.73
    Income from discontinued operation                                                     0.77            0.11           0.21
    Cumulative effect of accounting change                                                   --              --          (0.66)
                                                                                ----------------  -------------- --------------

    Net income (loss) per common share - diluted                                        $  0.72         $ (0.65)       $  0.28
                                                                                ================  ============== ==============

Weighted average common shares - basic                                                    7,106           7,106          7,001
                                                                                ================  ============== ==============

Weighted average common shares and equivalents - diluted                                  7,106           7,106          7,121
                                                                                ================  ============== ==============

                 The accompanying notes are an integral part of these consolidated financia statements.



                                 TRANSPRO, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)



                                     ASSETS                                                         December 31,
                                                                                         ----------------------------------
                                                                                             2004                2003
                                                                                         -------------       --------------

Current assets:
    Cash and cash equivalents                                                                  $  297              $  171
    Accounts receivable (less allowance of $2,746 and $2,353)                                  34,680              41,852
    Inventories                                                                                71,211              68,253
    Deferred income taxes                                                                       1,490               2,253
    Other current assets                                                                        2,708               3,579
    Current assets of discontinued operation                                                   11,403               7,508
                                                                                         -------------       --------------
Total current assets                                                                          121,789             123,616
Property, plant and equipment, net                                                             16,135              17,984
Long-term assets of discontinued operation                                                      6,565               6,171
Other assets                                                                                    5,621               9,407
                                                                                         -------------       --------------
Total assets                                                                                 $150,110            $157,178
                                                                                         =============       ==============

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Revolving credit facility and current portion of long-term debt                           $43,904             $49,638
    Accounts payable                                                                           26,647              28,532
    Accrued liabilities                                                                        17,704              15,410
    Current liabilities of discontinued operation                                               8,176               7,008
                                                                                         --------------       -------------
Total current liabilities                                                                      96,431             100,588
                                                                                         -------------        -------------
Long-term debt                                                                                    120               1,306
Retirement and postretirement obligations                                                       4,896               5,342
Deferred income taxes                                                                             620               3,690
Other long-term liabilities                                                                     1,208               2,632
                                                                                         -------------        -------------
Total long-term liabilities                                                                     6,844              12,970
                                                                                         -------------        -------------
Commitments and contingent liabilities
Stockholders' equity
    Preferred stock, $.01 par value: Authorized 2,500,000 shares; issued and outstanding as follows:
         Series A junior participating preferred stock, $.01 par value:
             Authorized 200,000 shares; issued and outstanding - none at
             December 31, 2004 and 2003                                                            --                  --
         Series B convertible preferred stock, $.01 par value:
             Authorized 30,000 shares; issued and outstanding - 12,781 at
             December 31, 2004 and 2003 (liquidation preference $1,278)                            --                  --
    Common stock, $.01 par value:  Authorized 17,500,000 shares,
        7,147,959 shares issued at December 31, 2004 and 2003;
        7,106,023 shares outstanding at December 31, 2004 and 2003                                 71                  71
    Paid-in capital                                                                            55,041              55,041
    Accumulated deficit                                                                        (1,853)             (6,967)
    Accumulated other comprehensive loss                                                       (6,409)             (4,510)
    Treasury stock, at cost, 41,936 shares at December 31, 2004 and 2003                          (15)                (15)
                                                                                         -------------        -------------
Total stockholders' equity                                                                     46,835              43,620
                                                                                         -------------        -------------
Total liabilities and stockholders' equity                                                   $150,110            $157,178
                                                                                         =============        =============

         The accompanying notes are an integral part of these consolidated financial statements.


                                 TRANSPRO, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (in thousands)


                                                                                             Years Ended December 31,
                                                                                    ---------------------------------------------
                                                                                        2004            2003            2002
                                                                                    --------------   ------------    ------------

Cash flows from operating activities:
    Net income (loss)                                                                     $ 5,178       $ (4,536)      $  1,988
    Adjustments to reconcile net income (loss) to net cash
       provided by (used in) operating activities from continuing operations:
        Income from discontinued operation                                                 (5,498)          (771)        (1,459)
        Depreciation and amortization                                                       4,707          4,626          3,934
        Deferred income taxes                                                                (870)            --             --
        Provision for uncollectible accounts receivable                                       509            499            442
        Non-cash restructuring charges                                                         --             68            572
        Cumulative effect of accounting change                                                 --             --          4,671
        Gain on sale of building                                                             (276)          (181)            --
    Change in operating assets and liabilities, net of acquisitions:
        Accounts receivable                                                                 6,663         10,509        (20,130)
        Inventories                                                                        (3,596)        (6,215)        (1,688)
        Accounts payable                                                                     (331)         8,445          1,958
        Accrued liabilities                                                                 2,129           (152)         1,554
        Other                                                                                (777)        (4,485)        (3,193)
                                                                                   ---------------   ------------   ------------
    Net cash provided by (used in) operating activities of continuing operations            7,838          7,807        (11,351)
    Net cash provided by discontinued operation                                             4,255            897          3,654
                                                                                   ---------------   ------------   ------------
    Net cash provided by (used in) operating activities                                    12,093          8,704         (7,697)
                                                                                   ---------------   ------------   ------------
    Cash flows from investing activities:
        Capital expenditures by continuing operations                                      (3,188)        (4,476)        (4,835)
        Capital expenditures by discontinued operation                                     (1,701)          (694)          (723)
        Sales and retirements of fixed assets                                                 194            115            225
        Net assets of company acquired                                                         --             --         (8,080)
        Net proceeds from sale of building                                                     --          5,178             --
                                                                                   ---------------   ------------   ------------
    Net cash (used in) provided by investing activities                                    (4,695)           123        (13,413)
                                                                                   ---------------   ------------   ------------
    Cash flows from financing activities:
        Dividends paid                                                                        (64)           (64)           (94)
        Net (repayments) borrowings under revolving credit facility                        (6,068)        (2,695)        22,583
        Repayment of Industrial Revenue Bond                                                   --         (5,000)            --
        Borrowings under term loan and capitalized lease obligations                           --             --            250
        Repayments under term loan and capitalized lease obligations                       (1,140)          (957)          (900)
        Deferred debt issuance costs                                                           --            (71)          (718)
                                                                                   ---------------   ------------   ------------
    Net cash (used in) provided by financing activities                                    (7,272)        (8,787)        21,121
                                                                                   ---------------   ------------   ------------
    Net increase in cash and cash equivalents                                                 126             40             11
        Cash and cash equivalents at beginning of year                                        171            131            120
                                                                                   ---------------   ------------   ------------
        Cash and cash equivalents at end of year                                          $   297       $    171       $    131
                                                                                   ===============   ============   ============
    Non-cash investing and financing activity:
        Entered capital lease obligation                                                  $   288       $     --       $     --
                                                                                   ===============   ============   ============
        Sale of inventory and fixed assets to reduce accounts payable                     $ 1,554       $     --       $     --
                                                                                   ===============   ============   ============
    Supplemental disclosure of cash flow information: Cash paid during the period for:
        Interest                                                                          $ 3,898       $  2,853       $  2,851
                                                                                   ===============   ============   ============
        Income taxes                                                                      $   452       $    331       $    413
                                                                                   ===============   ============   ============

                   The accompanying notes are an integral part of these consolidated financial statements.



                                 TRANSPRO, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                        (in thousands, except share data)


                                                                                                    Accumulated
                                                                                                       Other            Total
                                   Common     Preferred      Treasury     Paid-in    (Accumulated   Comprehensive    Stockholders'
                                   Stock        Stock         Stock       Capital      Deficit)        (Loss)           Equity
                                -----------  ------------  -----------  -----------  ------------  -------------   ----------------

    Balance at December 31,
       2001                             $70          $--          $(15)     $55,037       $(4,264)      $ (1,863)        $ 48,965
    Net income                           --           --            --           --         1,988             --            1,988
    Adjustment for minimum
       pension liability                 --           --            --           --            --         (2,629)          (2,629)
                                                                                                                   ----------------
    Comprehensive loss                   --           --            --           --            --             --             (641)
                                                                                                                   ----------------
    Common stock issued
       (124,134 shares)                  1           --             --            4            (5)            --               --
    Preferred stock dividends
       Declared                          --           --            --           --           (86)            --              (86)
                                -----------  ------------  ------------ ------------ ------------- --------------  ----------------
    Balance at December 31,
       2002                              71           --          (15)       55,041        (2,367)        (4,492)          48,238

    Net loss                             --           --            --           --        (4,536)            --           (4,536)
    Adjustment for minimum
       pension liability                 --           --            --           --            --            (18)             (18)
                                                                                                                   ----------------
    Comprehensive loss                   --           --            --           --            --             --           (4,554)
                                                                                                                   ----------------
    Preferred stock dividends
       Declared                          --           --            --           --           (64)            --              (64)
                                -----------  ------------  ------------ ------------ ------------- --------------  ----------------
    Balance at December 31,
       2003                              71           --          (15)       55,041        (6,967)        (4,510)          43,620

    Net income                           --           --            --           --         5,178             --            5,178
    Adjustment for minimum
       pension liability                 --           --            --           --            --         (1,899)          (1,899)
                                                                                                                   ----------------
    Comprehensive income                 --           --            --           --             --            --            3,279
                                                                                                                   ----------------
    Preferred stock dividends
        Declared                         --           --            --           --           (64)            --              (64)
                                -----------  ------------  ------------ ------------ ------------- --------------  ----------------
    Balance at December 31,
        2004                            $71          $--         $(15)      $55,041       $(1,853)       $(6,409)        $ 46,835
                                ===========  ============  ============ ============ ============= ==============  ================

                The accompanying notes are an integral part of these consolidated financial statements.


                                 TRANSPRO, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  DESCRIPTION OF BUSINESS

Transpro, Inc. (the "Company") designs, manufactures and markets heat transfer products (consisting of radiators, radiator cores condensers and heater cores)
and temperature control (air conditioning) products (including compressors, accumulators and evaporators) for the automotive and light truck aftermarket. In addition, subsequent to the sale of the Company's Heavy Duty OEM business on
March 1, 2005, as described in Note 19, the Company designs, manufactures and distributes heat transfer products (radiators, radiator cores, charge air coolers, charge air cooler cores and oil coolers) for the heavy duty aftermarket.

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation: The Company's consolidated financial statements include the accounts of all subsidiaries. Intercompany balances and transactions have been eliminated. As a result of the sale of the Company's Heavy Duty OEM business on March 1, 2005, as discussed in Note 19, the accounts of the Heavy
Duty OEM business unit have been segregated and are shown in the consolidated financial statements and notes thereto as a discontinued operation.

Cash and Cash Equivalents: The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Cash overdrafts if any, are classified as current liabilities. The amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

Accounts Receivable: The Company participates in several customer-sponsored payment programs in order to accelerate the collection of outstanding accounts receivable and offset the impact of lengthening customer payment terms. When invoices are submitted to the financial institution designated in each customer program for payment, this is done without recourse. At that the time cash is received, receivables are reduced, and a discounting fee, classified in interest expense on the Consolidated Statement of Operations is recorded. Discounting fee expense for the years ended December 31, 2004, 2003 and 2002 was $1.5 million,
$0.4 million and zero, respectively.

Inventories: Inventories are valued at the lower of cost (first-in, first-out method) or market. Provisions are made for slow moving or obsolete inventory based upon historical usage and management estimates of expected recovery.

Property, Plant and Equipment: Property, plant and equipment is recorded at cost. Ordinary maintenance and repairs are expensed, while replacements and betterments are capitalized. Land improvements, buildings and machinery are depreciated using the straight-line method over their estimated useful lives which range up to forty years for buildings and between three and ten years for machinery and equipment. Leasehold improvements are amortized over the lease term or the estimated useful lives of the improvements, whichever is shorter.
Upon retirement or disposition of plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the Company's consolidated statements of operations.

Goodwill: Goodwill represents the excess of cost over the fair value of assets acquired. In June 2001, the FASB issued Statement No. 142, "Goodwill and Other
Intangible Assets" ("SFAS 142"), which requires that goodwill and certain other intangible assets having indefinite lives no longer be amortized to earnings, but instead be subject to periodic testing for impairment. Intangible assets determined to have definitive lives will continue to be amortized over their useful lives. As this statement was effective for years beginning after December
15, 2001, the Company adopted SFAS 142 in the first quarter of 2002. As a result of applying the tests included in SFAS 142, the Company determined that there was a transitional impairment loss as the carrying value of the goodwill recorded by

its Automotive and Light Truck segment exceeded the fair value of the business.
The cumulative effect of this change in accounting principle, in the amount of
$4.7 million, has been expensed in the consolidated results of operations for
2002. This write-off had no impact on cash flow from operations. Goodwill amortization was zero in 2004, 2003 and 2002.

Impairment of Long-Lived Assets: In the event that facts and circumstances indicate that the carrying amounts of a business unit's long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down is required. If this review indicates that the assets will not be recoverable, the carrying value of the Company's assets would be reduced to their estimated fair value. There were no asset impairments at December 31,
2004.

Foreign Currency Translation: The functional currency of the Company's manufacturing operations in Mexico is the U.S. dollar and therefore, any adjustments related to currency transactions are included in results from continuing operations.

Revenue Recognition: Sales are recognized either when products are shipped to the customer or when they are received by the customer in accordance with the invoice shipping terms. Accruals for warranty costs, sales returns and allowances are provided at the time of sale based upon historical experience and agreements currently in place with certain customers. In conjunction with multi-year agreements with certain customers, the Company incurs customer acquisition costs which are capitalized and amortized, as a reduction of net sales, over the life of the agreement. Delivery charges billed to customers were not significant in 2004, 2003 or 2002. Freight out costs are included in selling, general and administrative expenses and amounted to $5.9 million, $5.0 million and $4.7 million in 2004, 2003 and 2002, respectively.

Advertising Costs: The Company offers certain customers advertising and marketing allowances as a fixed percentage of sales. These allowances are recorded as a reduction to net sales. In addition, the Company incurs costs to advertise and promote its products. These costs are included in selling, general and administrative expenses as incurred.

Research and Development: Research and development costs are expensed as incurred and approximated $0.1 million, $0.3 million and $0.0 million in 2004,
2003 and 2002 respectively.

Stock Compensation Costs: The Company applies APB Opinion No. 25 "Accounting for
Stock Issued to Employees" and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized in the financial statements. Had compensation cost for the Company's plans been determined based on the fair value at the grant dates for awards under the plans, consistent with Statement of Financial Accounting Standards No. 123
"Accounting for Stock Based Compensation," as amended by SFAS No. 148
"Accounting for Stock-Based Compensation - Transition and Disclosure", the pro
forma net income (loss) and earnings (loss) per share for the three years ended
December 31, would have been as follows:

                                    2004            2003              2002
                                 -----------    ------------     -------------
                                   (in thousands, except per share amounts)
Net income (loss):
As reported                          $5,178         $(4,536)           $1,988
Stock based compensation costs         (263)           (240)             (375)
                                 -----------    ------------     -------------
Pro forma                            $4,915         $(4,776)           $1,613
                                 ===========    ============     =============



                                                                    2004            2003              2002
                                                               (in thousands, except per share amounts)

Basic net income (loss) per common share:
As reported                                                        $0.72          $(0.65)            $0.27
Pro forma                                                           0.69           (0.68)             0.22

Diluted net income (loss) per common share:
As reported                                                        $0.72          $(0.65)            $0.28
Pro forma                                                           0.69           (0.68)             0.23


Income Taxes: Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A deferred tax valuation allowance is recorded to reduce the carrying amount of deferred tax assets if it is more likely than not that such assets will not be realized.

Concentration of Credit Risk and Availability of Funds: The Company is subject to a concentration of credit risk primarily with its trade accounts receivable.
The largest concentration is with retail customers in the Company's Automotive and Light Truck segment where six customers comprise 58% of net sales in 2004.
The loss of one or more of these customers could have a material adverse effect on the Company's results of operations. The Company grants credit to customers who meet pre-established credit requirements, and generally requires no collateral from its customers. Estimates of potential credit losses are based upon historical experience, customer information and management's expectations of the industry and the overall economy. As of December 31, 2004, the Company had no other significant concentrations of credit risk.

The Company's financial statements have been prepared on the basis of continuity of operations and realization of assets and the satisfaction of liabilities in the ordinary course of business. The future liquidity and ordinary capital needs of the Company in the short term are expected to be met from a combination of cash flows from operations and borrowings under the Loan Agreement. The
Company's working capital requirements peak during the first and second quarters, reflecting the normal seasonality in the Automotive and Light Truck segment and heavy duty aftermarket business unit. In addition, the Company's future cash flow may be impacted by industry trends lengthening customer payment terms or the extension of customer sponsored payment arrangements. During 2003, the Company began utilizing a customer-sponsored program administered by a financial institution in order to accelerate the collection of receivables and offset the impact of these longer terms. The Company intends to continue utilizing this program as long as it is a cost effective tool to accelerate cash flow and has recently expanded its usage as other customers have made similar programs available. Management believes that cash flow from operations, together with the debt financing described in Note 9 herein, will be adequate to finance ongoing operations. However, management believes that the amount of funds available under the Loan Agreement would not be sufficient to meet the capital needs for major growth initiatives, such as significant acquisitions. If the
Company were to implement major new growth initiatives, it would have to seek additional sources of capital. However, no assurance can be given that the
Company would be successful in securing such additional sources of capital.

Use of Estimates: The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of
America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassification: Certain prior period amounts have been reclassified to conform to the current year presentation.

NOTE 3  RECENT ACCOUNTING PRONOUNCEMENTS

In December 2003, the FASB issued Statement No. 132 (Revised 2003) "Employers'
Disclosures about Pensions and Other Postretirement Benefits" which replaces the original SFAS 132 and revises employers' financial statement disclosures about pension plans and other postretirement plans. The Company has adopted the applicable provisions of this Statement in its reporting of the financial results for the year ended December 31, 2004.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - An Amendment of ARB No. 43, Chapter 4," which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material
(spoilage). The Company is required to adopt the provisions of SFAS No. 151 effective for inventory costs incurred during the first quarter of fiscal 2006.
The Company does not expect the adoption of this statement to have a material impact on its financial condition or results of operations.

In December 2004, the FASB issued a revised SFAS No. 123(R), "Share-Based
Payment." SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services or incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments, focusing primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires public entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions) and recognize the cost over the period during which an employee is required to provide service in exchange for the award. The Company is required to adopt SFAS
No. 123(R) as of January 1, 2006. The Company is evaluating the impact of SFAS
No. 123(R) and expects that it will record non-cash stock compensation expenses.
The ultimate impact on the results of operations is not determinable as it is dependent on the number of options granted after the effective date.

In October 2004, the American Jobs Creation Act of 2004, also known as the Jobs
Creation Act was signed into law. Among its provisions, the Jobs Creation Act provides a deduction for income from qualified domestic production activities, which will be phased in from 2005 through 2010. In return, the Jobs Creation Act also provides for a two-year phase-out of the existing extra-territorial income exclusion (ETI) for foreign sales that was viewed to be inconsistent with international trade protocols by the European Union. Under guidance in FASB
Staff Position No. 109-1, Application of FASB Statement No. 109, "Accounting for
Income Taxes," to the Tax Deduction on Qualified Production Activities Provided
by the American Jobs Creation Act of 2004, the deduction will be treated as a
"special deduction" as described in FASB Statement No. 109. As such, the special deduction has no effect on deferred tax assets and liabilities existing at the enactment date. Rather, the impact of this deduction will be reported in the period in which the deduction is claimed on the tax return. The Company is currently evaluating whether its production activities qualify for these special deductions. If the production activities qualify under the Jobs Creation Act, the first time the Company could claim the deduction would be in 2005 when it files its next tax return.

NOTE 4  ACQUISITIONS

 On December 27, 2002, the Company acquired certain assets of Fedco Automotive
 Components Company ("Fedco"), a wholly owned subsidiary of Tomkins PLC, for a cash purchase price of approximately $8.1 million, including transaction costs.
 Fedco manufactured copper/brass and aluminum automotive and truck heaters for aftermarket retailers and distributors, as well as specialty original equipment manufacturers. The acquisition was funded using proceeds from the Company's
 Loan and Security Agreement. The transaction has been accounted for as a purchase from the date of the acquisition.

                                       10

NOTE 5  SALE OF BUILDING

On May 1, 2003, the Company completed the sale of its headquarters facility in
New Haven, Connecticut. In conjunction with the sale, the Company entered into a six-year lease for the office, test lab and tube mill space, which it currently occupies. The proceeds from the sale were used to repay the $5.0 million outstanding balance of the Industrial Revenue Bond ("IRB") on the facility. The gain on the sale of the building, of approximately $1.6 million, will be recognized as income equally over the six-year term of the lease. During 2004 and 2003, the Company recorded a gain of $0.3 million and $0.2 million, respectively, in its results from operations. The minimum lease obligation under the lease agreement is $0.3 million per year or $2.0 million for the full term of the lease.

NOTE 6  RESTRUCTURING AND OTHER SPECIAL CHARGES

During 2003, the Company completed the $7.0 million restructuring program that it had commenced during the third quarter of 2001. The program was designed around business initiatives to improve the Company's operating performance, including the redesign of our distribution system, headcount reductions, the transfer of production between manufacturing facilities and a reevaluation of our product offerings. The Company also added approximately $0.9 million of new relocation programs in 2003 to include the relocation of Fedco's inventory and machinery (acquired at the end of 2002) to Mexico and salaried headcount reductions made in order to lower overall operating costs. Restructuring and other special charges of $1.5 million and $1.8 million were recorded during 2003 and 2002, respectively. The reserve balance is $0 at December 31, 2004. The remaining reserve balance at December 31, 2003 and 2002 was classified in other accrued liabilities. A summary of these charges is as follows:



                                                 Workforce              Facility                Asset
                                                  Related             Consolidation           Write-down          Total
                                               --------------       ------------------      ---------------     -----------
                                                                               (in thousands)

Balance at December 31, 2001                           $ 397                     $237                 $ --           $ 634
Charge to operations                                     841                      503                  472           1,816
Cash payments                                           (763)                    (578)                  --          (1,341)
Non-cash write-off                                        --                       --                 (472)           (472)
                                               --------------       ------------------      ---------------     -----------
Balance at December 31, 2002                             475                      162                   --             637
Charge to operations                                     922                      500                   68           1,490
Cash payments                                         (1,198)                    (639)                  --          (1,837)
Non-cash write-off                                        --                       --                  (68)            (68)
                                               --------------       ------------------      ---------------     -----------
Balance at December 31, 2003                             199                       23                   --             222
Cash payments                                           (199)                     (23)                  --            (222)
                                               --------------       ------------------      ---------------     -----------
Balance at December 31, 2004                            $ --                     $ --                 $ --            $ --
                                               ==============       ==================      ===============     ===========


In 2002, the charges represent the elimination of 31 salaried and hourly positions, primarily within the Heavy Duty and Automotive and Light Truck segments and stay-pay costs, which were earned in the Heavy Duty segment.
Charges in 2003 represent the elimination of 82 salaried and hourly positions as a result of the closure of two Heavy Duty Aftermarket plants and salaried headcount reductions, which impacted all segments of the business. Cash payments for severance programs were completed during 2004.

For 2002, facility closure costs of $0.5 million primarily reflect expenses associated with the closure of two Automotive and Light Truck sales branches, the relocation of an aluminum tube mill purchased during the year and the closure of a Heavy Duty plant. In 2003, costs are associated with the closure of two Heavy Duty Aftermarket plants in North Kansas City, Missouri and Phoenix,
Arizona, the closure of the Charlotte, North Carolina

                                       11

Automotive and Light Truck branch and the relocation of the Fedco copper/brass inventory and machinery from Buffalo to our existing facility in Mexico. Cash payments were completed during 2004.

During the third quarter of 2002, the Company announced the closure of its underutilized Maquoketa, Iowa, Heavy Duty Aftermarket component parts plant in order to move the manufacturing closer to where the parts are used. As a result, the Company recorded a provision of $0.5 million to reduce the inventory and fixed assets to net realizable value, which was included in cost of sales. The
Company also received proceeds of $0.1 million during the second quarter of 2002 from the sale of assets, which had been written off during 2001 in connection with the closure of a California manufacturing plant. In conjunction with the closure of two Heavy Duty Aftermarket plants in 2003, the Company wrote down the related fixed assets and inventory to net realizable value and disposed of the assets.

NOTE 7  INVENTORY

     Inventory at December 31 consists of the following:

                                              2004                2003
                                          -------------        ------------
                                                   (in thousands)
Raw material and component parts               $16,437             $13,754
Work in progress                                     3                 174
Finished goods                                  54,771              54,325
                                          -------------        ------------
Total inventory                                $71,211             $68,253
                                          =============        ============

NOTE 8  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at December 31 consists of the following:

                                                  2004                2003
                                              ------------      --------------
                                                     (in thousands)
Leasehold improvements                             $1,924              $2,016
Machinery and equipment                            46,366              45,655
                                              ------------      --------------
Property, plant and equipment, gross               48,290              47,671
Accumulated depreciation and amortization         (32,155)            (29,687)
                                              ------------      --------------
Property, plant and equipment, net                $16,135             $17,984
                                              ============      ==============

NOTE 9  DEBT

     Debt at December 31 consists of the following:
                                             2004                 2003
                                        -------------        --------------
                                                  (in thousands)
Revolving credit facility                    $42,530               $48,598
Term loan                                      1,275                 2,175
Capitalized lease obligations                    219                   171
                                        -------------        --------------
Total debt                                    44,024                50,944

Less:
Revolving credit facility                     42,530                48,598
Current portion of long-term debt              1,374                 1,040
                                        -------------        --------------
Total long-term debt                           $ 120               $ 1,306
                                        =============        ==============

The Company entered into a $65.0 million Loan and Security Agreement (the "Loan
Agreement") on January 4, 2001 with Congress Financial Corporation (New England)
("Congress"), an affiliate of Wachovia Bank N.A. ("Wachovia"). Proceeds from the
Loan Agreement were utilized to repay the then existing revolving credit

                                       12

arrangement with five banking institutions. The Loan Agreement originally provided for collateralized borrowings or the issuance of letters of credit in an aggregate amount not to exceed $65.0 million and was comprised of a $60.0 million Revolving Credit Facility and a $5.0 million Term Loan. The initial term of the Loan Agreement was to expire on January 5, 2004, with annual extensions thereafter at the option of Congress. The Loan Agreement is collateralized by a blanket first security interest in substantially all of the Company's assets plus a pledge of the stock of the Company's subsidiaries. Available borrowings under the Revolving Credit Facility are determined by a borrowing base consisting of the Company's eligible accounts receivable and inventory, adjusted by an advance rate. Borrowings under the Revolving Credit Facility are classified as short term in the accompanying consolidated balance sheet. The
Term Loan originally was payable in 59 consecutive monthly installments of $75 thousand commencing February 1, 2001, with a balloon payment due on January 5,
2004.

Amounts borrowed under the Loan Agreement initially bore interest at variable rates based, at the Company's option, on either the Eurodollar rate plus a margin of 2.0%, 2.25% or 2.50% depending on the Company's pretax profit performance, or the Wachovia base lending rate. The Loan Agreement contains covenants regarding working capital and net worth and prohibits the payment of common stock dividends.

For the period April 30, 2001 through June 30, 2001, the Company was in default of the net worth covenant contained in the Loan Agreement. Congress waived the default by executing an amendment to the Loan Agreement, which provided that effective July 1, 2001, borrowings bear interest at either 1.5% above the prime rate or 4% in excess of the Eurodollar rate, at the Company's option. On July
30, 2001, the Company entered into an amendment to the Loan Agreement, which lowered the net worth threshold to $63.0 million for periods after July 30,
2001. On November 27, 2001, an amendment was entered into which lowered the maximum borrowing amount under the Loan Agreement from $65.0 million to $55.0 million and lowered the maximum borrowing amount under the revolving credit facility from $60.0 million to $50.0 million. On February 20, 2002, the Company entered into an amendment, which redefined working capital to exclude deferred tax assets, and established the minimum working capital threshold at $53.0 million effective December 31, 2001 through March 31, 2002 and at $55.0 million thereafter. These amendments were entered into in order to correct a violation, which would have occurred under the original wording of the agreement. In order to correct a net worth violation, which would have occurred as a result of recording the tax valuation reserve in 2001, and writing off goodwill in the first quarter of 2002, the Company obtained an amendment, which as of December
31, 2001, lowered the minimum net worth threshold to $37.0 million. On November
22, 2002, the maximum credit line was permanently increased to $65.0 million as a result of an amendment to the Loan Agreement.

On December 27, 2002, the Company entered into an amendment to its Loan
Agreement, along with an amendment to its Term Promissory Note. These amendments provide for a permanent increase in the maximum credit line to $80.0 million and an extension of the credit line through December 27, 2005. The expanded credit line is comprised of a Revolving Credit facility of up to $77.0 million and a
Term Loan of $3.0 million. The Term Loan is payable in 35 consecutive monthly installments of $75 thousand, commencing on February 1, 2003 with a balloon payment due on December 27, 2005. In addition, the interest rate was decreased to the prime rate from the prime rate plus 1.5%. The Company also has the option to elect a Eurodollar-based interest rate, which has been decreased from plus
4.0% to plus 2.5%. There were no changes to the minimum thresholds for net worth or working capital, which remain at $37 million and $55 million, respectively.

On November 19, 2004, the Company entered into an amendment to its Loan
Agreement which increased loan availability by $1.0 million as a result of a reduction in an Availability Reserve contained in the Loan Agreement. In addition, the minimum Adjusted Net Worth requirement, under the agreement, was increased from $37.0 million to $40.0 million for all periods after September
30, 2004. The increased availability provides the Company with additional flexibility to meet its working capital needs throughout the year.

                                       13

At December 31, 2004 and 2003, the interest rate on outstanding borrowings under the Loan Agreement was 4.83% and 4.00%, respectively. The weighted average interest rate during 2004 and 2003 was 4.29% and 4.13%, respectively. Available borrowings under the Revolving Credit facility at December 31, 2004 were $4.5 million.

In addition, the Company had an Industrial Revenue Bond relating to its New
Haven, Connecticut facility, which was due in October 2013 and was fully collateralized by letters of credit. The Industrial Revenue Bond bore interest, payable quarterly, at a rate based on a short-term tax-exempt bonds index, as defined in the bonds, and approximated 1.40% at December 31, 2002. The average interest rate approximated 1.44% during 2002. This Industrial Revenue Bond was repaid when the building was sold in May 2003.

Capitalized lease obligations relate primarily to computer equipment.

Interest paid during 2004, 2003 and 2002 was $3.9 million, $2.9 million and $2.9 million, respectively.

The Company utilizes letters of credit in the amounts of $4.9 million at
December 31, 2004 and 2003 to back certain insurance policies and certain trade purchases.

Minimum future debt repayments, excluding the Revolving Credit facility, will be
$1.4 million in 2005 and $0.1 million in 2006.

NOTE 10  STOCKHOLDERS' EQUITY

Stockholder Rights Plan: On September 14, 1995, the Board of Directors adopted a
Stockholder Rights Plan (the "Rights Plan"), under which one Right (the "Right")
was issued and distributed for each share of common stock. The Rights Plan was intended to protect shareholders against unsolicited attempts to acquire control of the Company that do not offer what the Company believes to be an adequate price to all shareholders. Each Right entitled the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at a price of $60.00 per one one-hundredth of a share of Series A Preferred Stock subject to adjustment. The description and terms of the Rights were set forth in a Rights Agreement between the Company and American Stock Transfer & Trust
Company, as Rights Agent.

On April 29, 2004, the Company announced that its Board of Directors approved an amendment of the Company's Shareholders' Rights Agreement to accelerate its expiration date from September 29, 2005 to September 30, 2004. As a result, the
Rights Plan was effectively terminated on October 1, 2004.

Preferred Stock: In connection with the acquisition of Ready-Aire, the Company issued 30,000 shares of Transpro, Inc. Series B Convertible Preferred Stock
("Preferred Stock"). The purchase agreement provided for a potential additional payout for the Ready-Aire acquisition based on the earnings performance of the business for the period January 1, 1999 through December 31, 2000 that would, under certain circumstances, take the form of an increase in the liquidation preference of the Preferred Stock. The holder of the Preferred Stock has disputed the calculation of the payout amount, and the Company is attempting to resolve the differences in accordance with the arbitration provisions of the
Ready-Aire stock purchase agreement. Should any adjustment result from this arbitration, the resulting increase in goodwill may be impaired as a result of the provisions of SFAS 142, resulting in a charge to operating income. The
Preferred Stock is non-transferable and is entitled to cumulative dividends of
5%. It is convertible into common stock at the rate of 50% on August 1, 2001, an additional 25% on August 1, 2002 and the remaining 25% on August 1, 2003 and is redeemable at the Company's option, thereafter at the liquidation preference at the time of redemption. The Preferred Stock is convertible into common stock based upon the liquidation preference and the market value of common stock at the time of conversion, as further defined in the purchase agreement. The aggregate number of shares of common stock to be issued upon conversion of
Preferred

                                       14

Stock may not exceed 7% of the total number of shares of common stock outstanding, after giving effect to the conversion. During the month of December
2002, the holder of the Preferred Stock converted 6,139 shares of Preferred
Stock $(0.6 million) into 124,134 shares of common stock.

Accumulated Other Comprehensive Loss: Other comprehensive loss pertains to revenues, expenses, gains and losses that are not included in net income (loss), but rather are recorded directly in Stockholders' Equity. For 2004, 2003 and
2002, other comprehensive loss reflects minimum pension liability adjustments.
The adjustments for the years ended December 31, were $(1.9) million for 2004,
$(18) thousand for 2003; and $(2.6) million for 2002.

NOTE 11  RETIREMENT AND POST-RETIREMENT PLANS

Retirement Plans: A majority of the Company's non-union full-time U.S. employees are covered by a cash balance defined benefit plan. Generally, employees become vested in their pension plan benefits after 5 years of employment. The Company also maintains a non-qualified retirement plan to supplement benefits for designated employees whose pension plan benefits are limited by the provisions of the Internal Revenue Code.

The Company has recorded an additional minimum liability at the end of each year representing the excess of the accumulated benefit obligations over the fair value of plan assets and accrued pension liabilities. To the extent possible, an intangible asset, representing unrecognized prior service costs, has been recorded to offset the liabilities. The balance of the liability at the end of the period is reported as a separate reduction of Stockholders' Equity.

Pension assets and liabilities associated with the Heavy Duty OEM business unit will remain with the Company after the sale of this business unit in 2005.

Postretirement Plans: The Company provides healthcare and life insurance benefits for certain retired employees who reach retirement age while working for the Company. The Company accrues for the cost of its postretirement healthcare and life insurance benefits based on actuarially determined costs recognized over the period from the date of hire to the full eligibility date of employees who are expected to qualify for these benefits. The Company funds these costs on a pay as you go basis.

Components of net periodic benefit cost for the three years ended December 31 are as follows:



                                                     Retirement Plans                       Postretirement Plans
                                           --------------------------------------    ------------------------------------
                                              2004         2003         2002            2004         2003        2002
                                           -----------  ------------ ------------    ------------ ----------- -----------
                                                                            (in thousands)

Service cost                                    $ 813         $ 801       $  817            $  5        $  5         $ 2
Interest cost                                   1,821         1,824        1,815              31          37          42
Expected return on plan assets                 (2,062)       (2,095)      (1,947)             --          --          --
Amortization of net loss (gain)                   281           141           94               4           4          (5)
                                            ----------   -----------  -----------     -----------  ----------  ----------
Net periodic benefit cost                         853           671          779              40          46          39
Allocated to discontinued operation               395           331          361              --          --          --
                                            ----------   -----------  -----------     -----------  ----------  ----------
Allocated to continuing operations               $458          $340        $ 418            $ 40        $ 46         $39
                                            ==========   ===========  ===========     ===========  ==========  ==========


                                       15

The following tables set forth the plans' combined funded status and amounts recognized in the Company's consolidated balance sheets at the measurement date,
December 31:



                                                                   Retirement Plans                  Postretirement Plans
                                                              ---------------------------        -----------------------------
                                                                 2004           2003                2004            2003
                                                              -------------  ------------        ------------   --------------
                                                                                      (in thousands)

Change in benefit obligation:

Benefit obligation at January 1                                   $30,212        $28,793               $ 526        $ 584

Service cost                                                          813            801                   5            5

Interest cost                                                       1,821          1,824                  31           37

Actuarial loss                                                        984            797                  18           31

Actual gross benefits paid                                         (1,511)        (2,003)                (65)        (131)
                                                              ------------   ------------        ------------   ------------
Benefit obligation at December 31                                 $32,319        $30,212               $ 515        $ 526
                                                              ============   ============        ============   ============




                                                                   Retirement Plans                  Postretirement Plans
                                                              ---------------------------        -----------------------------
                                                                 2004           2003                2004            2003
                                                              -------------  ------------        ------------   --------------
                                                                                      (in thousands)

Change in plan assets:
Fair value of plan assets at January 1                            $21,603        $19,101               $  --        $  --
Actual return on plan assets                                        2,612          2,710                  --           --
Company contributions                                               2,756          1,795                  65          131
Actual gross benefits paid                                         (1,511)        (2,003)                (65)        (131)
                                                              ------------   ------------        -----------    ------------
Fair value of plan assets at December 31                          $25,460        $21,603               $  --        $  --
                                                              ============   ============        ===========    ============

Reconciliation of funded status:
Funded status at December 31                                      $(6,859)       $(8,609)              $(515)       $(526)
Unrecognized transition obligation                                     11             18                  --           --
Unrecognized prior service cost                                       206            425                  50           54
Unrecognized net loss                                               7,175          7,030                  43           25
                                                              ------------   ------------        -----------    ------------
Prepaid (accrued) benefit cost                                    $   533        $(1,136)              $(422)       $(447)
                                                              ============   ============        ===========    ============

 Amounts recognized in statements of financial position:
 Long-term pension asset                                          $   791         $2,662               $  --        $  --
 Accrued benefit liability                                         (6,722)        (8,498)               (422)        (447)
 Intangible asset                                                      55            190                  --           --
 Accumulated other comprehensive loss                               6,409          4,510                  --           --
                                                              ------------   ------------        ------------   ------------
 Net amount recognized at December 31                             $   533        $(1,136)              $(422)       $(447)
                                                              ============   ============        ============   ============


The assumptions used in the determination of the retirement and postretirement benefit obligation at December 31 are as follows:



                                           Retirement Plans                           Postretirement Plans
                                ----------------------------------------    ------------------------------------------
                                   2004          2003          2002            2004            2003           2002
                                ------------  ------------  ------------    ------------   -------------   -----------

Discount rate                         6.00%         6.25%         6.75%           6.00%           6.25%         6.75%
Salary progression                    4.00%         4.00%         4.25%             --              --            --


                                       16

The assumptions used in the determination of the net periodic benefit cost for the retirement and postretirement plans for the years ended December 31 are as follows:



                                      Retirement Plans                           Postretirement Plans
                           ----------------------------------------    ------------------------------------------
                              2004          2003          2002            2004            2003           2002
                           ------------  ------------  ------------    ------------   -------------   -----------

Discount rate                    6.25%         6.75%         7.25%           6.25%           6.75%         7.25%
Return on assets                 9.00%         9.00%         9.00%             --              --            --
Salary progression               4.25%         4.25%         4.00%             --              --            --


The return on assets reflects the long-term rate of return on plan assets expected to be realized over a ten-year or longer period. As such, it will normally not be adjusted for short-term trends in the stock or bond markets. In addition, the rate of return will reflect the investment allocation currently used to manage the pension portfolio. The Company's pension assumptions currently include a 9% long-term annual rate of return, which is based upon the current portfolio allocation, long-term rates of return for similar investment vehicles and economic and other indicators of future performance.

The assumptions used to develop postretirement plan healthcare costs at December
31 are as follows:

                                    2004          2003          2002
                                ------------  ------------  ------------
Initial trend rate                 9.00%          10.0%        11.00%
Ultimate trend rate                5.00%          5.00%         5.00%
Years to ultimate trend               7              8             9

Assumed healthcare cost trend rates can have an effect on the amounts reported for the healthcare plan. A one-percentage point change in the assumed healthcare cost trend rates would have the following effects:



                                                                    1% Increase              1% Decrease
                                                                  -----------------     -----------------
                                                                              (in thousands)

Effect on total service and interest cost components                    $0.1                 $(0.1)

Effect on post-retirement benefit obligation                            $2.1                 $(2.1)


The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $30.4 million, $30.3 million and $23.5 million as of
December 31, 2004 and $24.1 million, $23.9 million and $15.4 million as of
December 31, 2003, respectively.

Benefits expected to be paid to participants under the Company's defined benefit pension plans are $2.0 million in 2005, $1.8 million in 2006, $1.9 million in
2007, $2.3 million in 2008, $2.0 million in 2009 and $10.4 million between 2010 and 2014.

Assets of the Company's pension plans and target allocations by category of investment are as follows:



                                                                    Percentage of Assets
                                                                       at December 31,
                                                                  --------------------------
        Asset Category                 Target Allocation             2004           2003
--------------------------------    -------------------------     -----------    -----------

Equity securities                             70%                     72%            70%
Debt securities                               30%                     28%            30%
Other                                          0%                      0%             0%
                                          --------                -----------    -----------
Total                                        100%                    100%           100%
                                          ========                ===========    ===========


                                       17

Equity securities are invested in a combination of U.S. and international investments. The plan assets do not include any shares of the Company's common stock. An outside investment advisor is utilized to manage and act as trustee for the Company's pension plan assets. The Company's strategy is to invest in diverse asset classes to minimize risk and maintain liquidity to ensure adequate asset values to meet ongoing obligations.

It is the Company's policy to make contributions to its qualified retirement plans sufficient to meet the minimum funding requirements of applicable laws and regulations. During 2005, the Company currently estimates that pension contributions will be $2.3 million.

401(k) Investment Plan: Under the Company's 401(k) Plan, substantially all of the Company's non-union employees and certain union employees are eligible to contribute a portion of their salaries into various investment options, which include the Company's common stock. The Company matches a percentage of the amounts contributed by the employees. The Company's matching contributions were approximately $0.4 million in 2004, 2003 and 2002.

NOTE 12   STOCK COMPENSATION PLANS

Stock Options: At December 31, 2004 the Company had two stock option plans under which key employees and directors have been granted options to purchase Transpro common stock. Under the 1995 Stock Plan (the "Stock Plan") options are granted at fair market value on the date of grant and are generally exercisable cumulatively at the rate of 25% one year from the date of grant, 50% two years from the date of grant, 75% three years from the date of grant, and 100% four years from the date of grant. Options granted under the Stock Plan generally expire ten years from the date of the grant. Awards of restricted stock may also be granted to key employees under the Stock Plan and may be issued in addition to, or in lieu of stock options. The total number of shares of common stock with respect to which stock options may be granted and restricted shares may be awarded under the Stock Plan shall not exceed 600,000. At December 31, 2004 and
2003, respectively, 544,359 and 432,359 common shares were reserved for stock options and restricted shares granted under the Stock Plan. The Non-Employee
Directors Stock Option Plan (the "Directors Plan") provides for the issuance of options at the fair market value of the common stock covered thereby on the date of grant. Subject to certain acceleration provisions, each option granted under the Directors Plan will be exercisable 50% after two years from the date of grant, 75% after three years from the date of grant and 100% after four years from the date of grant. Options granted under the Directors Plan expire ten years from the date of grant. The total number of shares of common stock with respect to which options may be granted under the Directors Plan may not exceed
100,000 shares. At December 31, 2004 and 2003, 99,200 common shares were reserved for stock options granted under the Directors Plan.

On July 5, 2001, the Company commenced a tender offer for all outstanding options under the 1995 Stock Plan having an exercise price in excess of $4.00 per share. This did not apply to options outstanding under the Directors Plan.
Under the terms of the offer, tendered options would be canceled and exchanged for new options to be granted on or about the first business day, which is six months and one day after the option cancellation date. The number of options granted would be equal to one half of the tendered options for those grants with an exercise price between $4.00 and $6.00 and one-third of the tendered options for those grants with an exercise price greater than $6.00. The tender offer expired on August 2, 2001. Of the options to purchase 116,576 shares available to be tendered, options to purchase 69,176 shares were tendered and have been canceled. Options, which were not tendered, continue with their original terms and conditions. On February 6, 2002, options to purchase 28,614 shares were granted at an exercise price of $3.39 per share to replace the options which had been tendered. Information regarding the Stock Plan and the Directors Plan is as follows:

                                       18



                                                                                     Option Price Range
                                                                     -------------------------------------------------
                                                    Number                             Weighted
Stock Plan                                        of Options            Low            Average             High
----------                                       --------------      ----------      -------------    ----------------

Outstanding at December 31, 2001                      208,500            $2.50            $3.14             $5.88
Granted                                               243,614             3.39             4.56              4.72
Canceled                                              (10,255)            3.39             5.21              5.88
                                                  ------------
Outstanding at December 31, 2002                      441,859             2.50             3.88              5.88
Canceled                                               (9,500)            5.88             5.88              5.88
                                                  ------------
Outstanding at December 31, 2003                      432,359             2.50             3.85              5.88
Granted                                               112,000             4.51             4.56              5.25
                                                  ------------
Outstanding at December 31, 2004                      544,359             2.50             4.00              5.88
                                                  ============
Exercisable at December 31, 2004                      278,849             2.50             3.68              5.88
                                                  ============




                                                                                    Option Price Range
                                                                      ------------------------------------------------
                                                     Number                            Weighted
Directors Plan                                     of Options           Low             Average             High
                                                  -------------       ---------       ------------     ---------------

Outstanding at December 31, 2001                      88,500            $2.70             $7.84             $11.75
Granted                                               10,700             4.72              4.72               4.72
                                                   ----------
Outstanding at December 31, 2002                      99,200             2.70              7.50              11.75
Granted                                                    --              --                --                 --
                                                   ----------
Outstanding at December 31, 2003                      99,200             2.70              7.50              11.75
Granted                                                    --              --                --                 --
                                                   ----------
Outstanding at December 31, 2004                      99,200             2.70              7.50              11.75
                                                   ==========
Exercisable at December 31, 2004                      91,175             2.70              7.81              11.75
                                                   ==========


Total options exercisable at December 31, 2003 and 2002 were 243,679 and
129,059, respectively.

No options were granted during 2003. The weighted-average grant date fair values of options granted during 2004 and 2002 were $4.56 and $2.77.

Additional information relating to outstanding options under both plans as of
December 31, 2004 is as follows:



                                                    Options Outstanding                         Options Exercisable
                                           ---------------------------------------    ----------------------------------------
                                               Weighted             Weighted                                      Weighted
                                                Average             Average                                       Average
        Range of            Options            Remaining            Exercise              Shares                  Exercise
     Exercise Price       Outstanding        Term (Years)            Price              Exercisable                Price
----------------------  -----------------  ----------------    -------------------    ----------------         ---------------

       $2.35 - $3.53         230,559            6.4                  $2.98                179,374                  $3.00
        3.53 -  4.70         105,000            9.2                   4.51                     --                     --
        4.70 -  5.88         251,600            7.1                   4.81                134,250                   4.87
        7.05 -  8.23          10,700            2.3                   7.75                 10,700                   7.75
        8.23 -  9.40          10,700            1.3                   8.38                 10,700                   8.38
        9.40 - 10.58          14,000            0.8                  10.00                 14,000                  10.00
       10.58 - 11.75          21,000            0.8                  11.17                 21,000                  11.17


The fair value of each option grant, included in the pro forma disclosure of
SFAS 123 in Note 2, is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                       19

                                    2004           2003            2002
                                ------------   ------------    ------------
Dividend yield                           0%              --              0%
Expected volatility                   54.8%              --           55.3%
Risk-free interest rate                4.7%              --            4.9%
Expected life                       6 Years              --         6 Years

Restricted Stock: Restricted stock awards vest four years from the date of the award. Unearned compensation, representing the fair value of the restricted shares at the date of the award, is charged to income over the period. At
December 31, 2004, 2003 and 2002, there were no outstanding restricted stock awards.

NOTE 13  INCOME TAXES

The (benefit from) provision for income taxes for the three years ended December
31 is as follows:



                                                                                       2004            2003            2002
                                                                                    ------------    ------------    ------------
Current:                                                                                           (in thousands)

Federal                                                                                    $ 43         $(1,442)       $(4,624)
Foreign                                                                                     236             276            292
State and local                                                                             199               3            (21)
                                                                                     -----------    -----------     -----------
Total current                                                                               478          (1,163)        (4,353)
                                                                                     -----------    -----------     -----------
Deferred:
Federal                                                                                   1,264            (753)         1,300
State and local                                                                             (16)           (326)           307
Valuation allowance                                                                      (2,118)          1,079         (1,607)
                                                                                     -----------    -----------     -----------
Total deferred                                                                             (870)             --             --
                                                                                     -----------    -----------     -----------
(Benefit from) income taxes                                                                (392)         (1,163)        (4,353)
Provision for income taxes allocated to discontinued operation                              229             478             60
                                                                                     -----------    -----------     -----------
(Benefit from) income taxes allocated to continuing operations                            $(621)        $(1,641)       $(4,413)
                                                                                     ===========    ===========     ===========


A reconciliation of the (benefit from) provision for income taxes at the Federal statutory rate of 34% to the reported tax (benefit from) income taxes in 2004,
2003 and 2002 is as follows:



                                                                                        2004            2003            2002
                                                                                    ------------    ------------    ------------
                                                                                                   (in thousands)

Provision (benefit) computed at the Federal statutory rate                               $1,627         $(1,938)         $ 784
State and local income taxes, net of Federal income tax benefit                             183            (323)           286
Foreign tax rate differential                                                                63             112            136
Permanent differences                                                                        63              55             57
Reduction in tax reserves based on tax review                                                --            (108)            --
State tax credit adjustment                                                                  --              --           (110)
Valuation allowance                                                                      (2,118)          1,079         (5,371)
Other                                                                                      (210)            (40)          (135)
                                                                                    ------------    ------------    ------------
(Benefit from) income taxes                                                                (392)         (1,163)        (4,353)
Provision for income taxes allocated to discontinued operation                              229             478             60
                                                                                    ------------    ------------    ------------
(Benefit from) income taxes allocated to continuing operations                            $(621)        $(1,641)       $(4,413)
                                                                                    ============    ============    ============


                                       20

Significant components of deferred income tax assets and liabilities as of
December 31 are as follows:

                                             2004                  2003
                                          ------------          ------------
Deferred tax assets:                                (in thousands)
Inventories                                   $    --               $   558
Pensions                                        1,935                 1,547
Postretirement benefits                           172                   181
Allowance for bad debts                         1,374                 1,284
Self insurance reserves                         1,021                 1,206
Warranty reserves                                 281                   440
Accrued vacation                                  713                   768
Federal and state net operating loss            4,914                 4,891
Deferred charges                                  478                    --
Other                                             386                   467
Valuation reserve                              (5,843)               (7,961)
                                          ------------          ------------
Total deferred tax assets                       5,431                 3,381
                                          ------------          ------------

Deferred tax liabilities:
Depreciation                                   (3,649)               (3,114)
Inventories                                       (23)                   --
Other                                            (889)                 (267)
                                          ------------          ------------
Total deferred tax liabilities                 (4,561)               (3,381)
                                          ------------          ------------
Net deferred tax assets                       $   870               $    --
                                          ============          ============

The Company's federal net operating loss carry forwards at December 31, 2004 of approximately $9.0 million expire through 2024.

During the fourth quarter of 2004, the Company reversed $0.9 million of its tax valuation reserve in anticipation of the gain to be recorded in 2005 resulting from the sale of its Heavy Duty OEM business.

At the time of filing the Company's 2002 tax return, the amount of net operating loss, which could be carried back, was adjusted due to the Company's decision to change its method of tax accounting for several items and the finalization of other amounts which had been previously estimated. These items resulted in additional tax refunds of $1.4 million. As the Company's net deferred tax assets are fully reserved, this refund resulted in a tax benefit which was included in the results of operations for 2003.

During March 2002, tax legislation was enacted which included a provision that allowed pre-tax losses incurred in 2001 and 2002 to be carried back for a period of five years instead of the current two years. As a result, the Company increased its net income in the first quarter of 2002 by approximately $3.8 million, which reflects a reduction in the deferred tax valuation allowance.
This amount was received in cash during the second quarter of 2002.

The earnings of certain foreign subsidiaries, which are immaterial, are considered permanently reinvested in the foreign operations and therefore no provision has been made for U.S. taxes related to these subsidiaries.

                                       21

(Loss) income from continuing operations before taxes from United States and foreign sources for the three years ended December 31 is as follows:



                                                       2004                2003              2002
                                                    ------------        -----------       ------------
                                                                       (in thousands)

 United States                                          $(1,451)           $(7,430)              $329
 Foreign                                                    510                482                458
                                                    ------------        -----------       ------------
 (Loss) income before taxes                              $ (941)           $(6,948)              $787
                                                    ============        ===========       ============


Net income taxes paid (refunded) during 2004, 2003 and 2002 were $0.4 million,
$(1.9) million and $(4.8) million, respectively.

NOTE 14  INCOME  (LOSS) PER SHARE

The following table sets forth the computation of basic and diluted income
(loss) per common share for the years ended December 31:



                                                                                        2004           2003          2002
                                                                                   --------------- ------------- ------------
Numerator:                                                                           (in thousands, except per share amounts)

(Loss) income from continuing operations                                                  $  (320)      $(5,307)      $5,200
Less:  preferred stock dividends                                                              (64)          (64)         (86)
                                                                                   --------------- ------------- ------------
(Loss) income from continuing operations (attributable) available to
     common stockholders                                                                     (384)       (5,371)       5,114
Income from discontinued operation                                                          5,498           771        1,459
Cumulative effect of accounting change, net of tax                                             --            --       (4,671)
                                                                                   --------------- ------------- ------------

Net income (loss) available (attributable) to common stockholders - basic                   5,114        (4,600)       1,902
Add back:  preferred stock dividend                                                            --            --           86
                                                                                   --------------- ------------- ------------
Net income (loss) available (attributable) to stockholders and assumed
     conversions - diluted                                                                $ 5,114       $(4,600)      $1,988
                                                                                   =============== ============= ============

Denominator:
Weighted average common shares - basic                                                      7,106         7,106        7,001
Dilutive effect of stock options                                                               --            --           84
Dilutive effect of Series B Preferred Stock                                                    --            --           36
                                                                                   --------------- ------------- ------------
Weighted average common shares and equivalents - diluted                                    7,106         7,106        7,121
                                                                                   =============== ============= ============

Basic income (loss) per common share:
Continuing operations                                                                     $ (0.05)      $ (0.76)       $0.73
Discontinued operation                                                                       0.77          0.11         0.21
Cumulative effect of accounting change                                                         --            --        (0.67)
                                                                                   --------------- ------------- ------------
Net income (loss) per common share                                                        $  0.72       $ (0.65)      $ 0.27
                                                                                   =============== ============= ============

Diluted income (loss) per common share:
Continuing operations                                                                     $ (0.05)      $ (0.76)      $ 0.73
Discontinued operation                                                                       0.77          0.11         0.21
Cumulative effect of accounting change                                                         --            --        (0.66)
                                                                                   --------------- ------------- ------------
Net income (loss) per common share                                                        $  0.72       $ (0.65)      $ 0.28
                                                                                   =============== ============= ============


The weighted average basic common shares outstanding was used in the calculation of the diluted loss per common share for the years ended December 31, 2004 and
2003 as the use of weighted average diluted common shares outstanding would have an anti-dilutive effect on the loss from continuing operations per share.

                                       22

There were outstanding options to purchase common stock excluded from the diluted calculation because their exercise price exceeded the average market price of the Company's common stock during the respective earnings periods. The shares excluded and the average market prices were as follows:

                                          2004            2003          2002
                                      ------------    ------------   ----------

        Options                          80,300         301,000        83,800
        Average market prices           $  5.44        $   4.35       $  4.98

NOTE 15  COMMITMENTS AND CONTINGENCIE

Leases: The Company's leases consist primarily of manufacturing and distribution facilities and equipment, which expire between 2005 and 2012. A number of leases require that the Company pay certain executory costs (taxes, insurance, and maintenance) and contain renewal and purchase options. Annual rental expense for operating leases approximated $4.7 million in 2004, $4.8 million in 2003 and
$4.2 million in 2002.

Future minimum annual rental payments under non-cancelable operating leases as of December 31, 2004 were as follows: $6.4 million in 2005, $4.9 million in
2006, $4.5 million in 2007, $4.3 million in 2008 and $3.9 million in 2009 and
$2.1 million thereafter. These amounts exclude obligations of the Heavy Duty OEM business unit which was sold on March 1, 2005 (see Note 19).

Insurance: The Company is self-insured for healthcare, workers compensation, general liability and product liability claims up to predetermined amounts above which third party insurance applies. The Company has reserved approximately $2.8 million and $3.0 million to pay such claims as of December 31, 2004 and 2003, respectively.

Legal Proceedings: Various legal actions are pending against or involve the
Company in the ordinary course of business with respect to such matters as product liability, casualty, environmental and employment-related claims.

Pursuant to an Agreement and Plan of Merger dated July 23, 1998 (the "Purchase
Agreement"), the Company acquired from Paul S. Wilhide ("Wilhide") all of the common stock of EVAP, Inc. The consideration for this transaction was a payment of $3 million in cash, the issuance of 30,000 shares of the Company's Series B
Convertible Redeemable Preferred Stock (the "Convertible Shares"), and the
potential for an "earn-out" payment to Wilhide based on a calculation relating to EVAP's performance during the years 1999 and 2000. There is presently a dispute between the Company and Wilhide relating to the calculation of the earn-out. Wilhide claims that the value of his earn-out is $3.75 million, while the Company believes that Wilhide is not entitled to any earn-out. Under the payout formula in the Purchase Agreement, any earn-out may be payable to Wilhide in cash. The Purchase Agreement includes an arbitration provision and the arbitration is currently proceeding before an arbitrator in Ft. Worth, Texas.
While the arbitration schedule has not been finalized, it is anticipated that the arbitration hearing will occur and a decision rendered during 2005. The
Company intends to vigorously defend this matter. Depending on the amount and timing, an unfavorable resolution of this matter could materially affect the
Company's consolidated financial position, future operations or cash flows in a particular period. The ultimate outcome at this time, however, is unknown, and any potential loss cannot be estimated.

Environmental Matters: The Company is subject to Federal, state and local laws designed to protect the environment and believes that, as a general matter, its policies, practices and procedures are properly designed to reasonably prevent risk of environmental damage and financial liability to the Company. On January
27, 2003, the Company announced that it had signed a Consent Agreement with the
State of Connecticut Department of Environmental Protection. Under the
agreement, the Company will voluntarily initiate the investigation and cleanup of environmental contamination on property occupied by a wholly-owned subsidiary of the Company over 20 years ago. The Company believes there will not be a material adverse impact to its financial results due to the

                                       23

investigation and cleanup activities. The Company also does not currently anticipate any material adverse effect on its consolidated results of operations, financial condition or competitive position as a result of compliance with Federal, state, local or foreign environmental laws or regulations. However, risk of environmental liability and charges associated with maintaining compliance with environmental laws is inherent in the nature of the Company's business and there is no assurance that material environmental liabilities and compliance charges will not arise. The Company also believes it is reasonably possible that environmental-related liabilities might exist with respect to other industrial sites formerly owned or occupied by the Company.
Based upon environmental site assessments, the Company believes that the cost of any potential remediation, other than amounts already provided, for which the
Company may ultimately be responsible will not have a material adverse effect on the consolidated financial position, results of operations, or liquidity of the
Company.

NOTE 16   BUSINESS SEGMENTS

The Company is organized into two strategic business groups ("SBG") based on the type of customer served - Automotive and Light Truck and Heavy Duty. The
Automotive and Light Truck SBG is comprised of a heat exchanger unit and a temperature control unit. The Heavy Duty SBG consists only of an Aftermarket unit after the sale of Transpro's Heavy Duty OEM business unit.

The Automotive and Light Truck strategic business group includes heat transfer products (comprised of complete radiators and radiator cores, condensers and heater cores) and temperature control (air conditioning) products (comprised of compressors and other air conditioning parts) for aftermarket customers.
Subsequent to the sale of the Heavy Duty OEM business unit, the Heavy Duty strategic business group provides heat transfer products including radiators, radiator cores, charge air coolers, charge air cooler cores and oil coolers to heavy duty aftermarket customers.

The Company evaluates the performance of its segments and allocates resources accordingly based on operating income (loss) before interest and taxes.
Intersegment sales are recorded at cost. Certain other expenses such as information technology, human resources and finance and accounting functions are allocated between segments based on their respective use of shared facilities and resources.

The tables below set forth information about continuing operations reported segments for the three years ended December 31:



                                                      Consolidated Revenues                        Operating Income (Loss)
                                               -------------------------------------          -----------------------------------
                                                  2004          2003        2002                2004          2003          2002
                                               ---------    ----------    ----------          ----------    ---------     -------
                                                                                (in thousands)

Trade sales:
Automotive and light truck                     $185,331      $167,932      $164,538             $11,428       $3,355     $13,911
Heavy duty                                       33,102        30,930        34,227                (792)      (1,996)     (3,572)
Inter-segment revenues:
Automotive and light truck                           --            --            --                  --           --          --
Heavy duty                                           --            --            --                  --           --          --
Elimination of inter-segment revenues                --            --            --                  --           --          --
Corporate expenses                                   --            --            --              (6,765)      (4,568)     (5,808)
                                             -----------  ------------  ------------        ------------  -----------   ---------
Consolidated continuing operations total       $218,433      $198,862      $198,765              $3,871      $(3,209)    $ 4,531
                                             ===========  ============  ============        ============  ===========   =========


                                       24



                                                                                                            Depreciation and
                                       Total Assets                    Capital Expenditures            Amortization Expense
                            -----------------------------------   ------------------------------- -------------------------------
                               2004        2003        2002         2004       2003      2002       2004       2003       2002
                            ----------- ----------- -----------   ---------  --------- ---------- ---------- ---------- ---------

Automotive and light truck    $111,567    $120,174    $121,265      $3,365     $4,476     $4,835     $4,026     $4,062    $3,363
Heavy duty                      14,951      14,588      15,445         111         --         --        633        468       400
Corporate                        5,624       8,737      12,802          --         --         --         48         96       171
                            ----------- ----------- -----------   ---------  --------- ---------- ---------- ---------- ---------
Consolidated continuing
   Operations  totals         $132,142    $143,499    $149,512      $3,476     $4,476     $4,835     $4,707     $4,626    $3,934
                            =========== =========== ===========   =========  ========= ========== ========== ========== =========


Restructuring and other special charges included in operating income (loss) for the three years ended December 31 are as follows:


                                                                 2004             2003               2002
                                                              -----------      ------------       ------------
                                                                              (in thousands)

Automotive and light truck                                            $--             $ 864              $ 206

Heavy duty                                                             --               626              1,610

                                                              -----------      ------------       ------------
Total restructuring and other special charges                         $--            $1,490             $1,816
                                                              ===========      ============       ============


In 2004, 2003 and 2002 sales to AutoZone accounted for approximately 25%, 23%
and 24% of net sales, respectively. In addition, Advance Auto Parts accounted for approximately 17%, 14% and 7% of net sales for 2004, 2003 and 2002 respectively. These sales were in the Automotive and Light Truck segment.

No other customer individually represented more than 10% of net trade sales from continuing operations in any of the years reported. The loss of one of the major automotive and light truck aftermarket customers, indicated above, could have a material adverse effect on the Company's results of operations.

Trade sales by the Company's product lines for the three years ended December 31 are as follows:

                                         2004           2003          2002
                                      -----------   -----------   -----------
Heat transfer products                  $197,941      $178,917      $178,042
Temperature control products              20,492        19,945        20,723
                                      -----------   -----------   -----------
Trade sales of continuing operations    $218,433      $198,862      $198,765
                                      ===========   ===========   ===========

The principal raw materials used by the Company in its Automotive and Light
Truck and Heavy Duty segments are copper, brass and aluminum. Although these materials are available from a number of vendors, the Company has chosen to concentrate its sources with a limited number of long-term suppliers. The
Company believes this strategy results in purchasing and operating economies.
The Company has not experienced any significant supply problems for these commodities and does not anticipate any significant supply problems in the foreseeable future.

                                       25

NOTE 17 QUARTERLY FINANCIAL DATA (UNAUDITED)



                                                                          Year Ended December 31, 2004
                                                       -----------------------------------------------------------------
                                                         1st Qtr           2nd Qtr           3rd Qtr           4th Qtr
                                                       -------------     ------------       -----------       ----------
                                                                   (in thousands, except per share amounts)

Net sales                                                   $49,436         $60,399           $58,004         $50,594
Gross margin                                                  8,817          10,939            13,006          11,096
(Loss) income from continuing operations                     (1,384)           (132)            1,397            (201)
Income from discontinued operation                              741             935             1,261           2,561
Net (loss) income                                           $  (643)        $   803           $ 2,658         $ 2,360

Basic (loss) income per common share:
    Continuing operations                                   $ (0.20)        $ (0.02)          $  0.19         $ (0.03)
    Discontinued operation                                     0.11            0.13              0.18            0.36
    Net (loss) income                                       $ (0.09)        $  0.11           $  0.37         $  0.33

Diluted (loss) income per common share:
    Continuing operations                                   $ (0.20)        $ (0.02)          $  0.19         $ (0.03)
    Discontinued operation                                     0.11            0.13              0.17            0.36
    Net (loss) income                                       $ (0.09)        $  0.11           $  0.36         $  0.33

                                                                         Year Ended December 31, 2003
                                                       -----------------------------------------------------------------
                                                         1st Qtr           2nd Qtr           3rd Qtr           4th Qtr
                                                       -------------     ------------       -----------       ----------

                                                                   (in thousands, except per share amounts)
Net sales                                                   $46,151         $51,620           $57,637         $43,454
Gross margin                                                  6,746           8,402            12,347           6,969
(Loss) income from continuing operations                     (4,259)           (670)            1,728          (2,106)
(Loss) income from discontinued operation                       (76)             63               233             551
Net (loss) income                                           $(4,335)        $  (607)          $ 1,961         $(1,555)

Basic (loss) income per common share:
    Continuing operations                                   $ (0.60)        $ (0.10)          $  0.24         $ (0.30)
    Discontinued operation                                    (0.01)           0.01              0.03            0.08
    Net (loss) income                                       $ (0.61)        $ (0.09)          $  0.27         $ (0.22)

Diluted (loss) income per common share:
    Continuing operations                                   $ (0.60)        $ (0.10)          $  0.24         $ (0.30)
    Discontinued operation                                    (0.01)           0.01              0.03            0.08
    Net (loss) income                                       $ (0.61)        $ (0.09)          $  0.27         $ (0.22)


During the fourth quarter of 2004, the Company reversed $0.9 million of its tax valuation reserve in anticipation of the gain to be recorded in 2005 resulting from the sale of its Heavy Duty OEM business, as described in Note 19.

NOTE 18  SUBSEQUENT EVENT

On February 1, 2005, the Company announced that it had signed definitive agreements providing for the merger of the aftermarket business of Modine
Manufacturing Company ("Modine") into Transpro and Modine's acquisition of
Transpro's Heavy Duty OEM business unit for $17 million in cash. The parties had announced a letter of intent

                                       26

for the transactions on October 26, 2004. Modine will spin off its aftermarket business on a debt-free basis to its shareholders, and the resulting company will immediately merge into Transpro. Each step of the transaction is expected to be tax free to the shareholders of both companies. Following the merger, current Transpro shareholders will own 48% of the Company, and Modine shareholders will own 52%. The transaction is expected to increase the Company's consolidated annual sales to over $400 million (unaudited) and add manufacturing and distribution locations in the U.S., Europe and Mexico. In addition, the
Company will now be focused solely on supplying heating and cooling components and systems to the automotive and heavy duty aftermarkets in North and Central
America and Europe. In the merger, Transpro will be the accounting acquirer, and it is expected that negative goodwill will be generated as the net fair value of the assets being acquired will exceed the consideration being issued. This negative goodwill will first be used to write down fixed assets to zero and any remainder will be included in the income statement in the year of the acquisition. The Company expects to record restructuring costs commencing in
2005 in order to obtain synergistic benefits which should be seen within 12 to
18 months.

The merger closing is subject to Transpro shareholder and regulatory approvals and other customary conditions. On February 4, 2005, the Antitrust Division of the Department of Justice and the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, applicable to the merger. It is expected that the merger will close late in the second quarter or early in the third quarter of
2005.

NOTE 19  SALE OF HEAVY DUTY OEM BUSINESS

As described in Note 18 above, in conjunction with the merger agreement, the
Company entered into an agreement to sell its Heavy Duty OEM business unit to
Modine for $17 million in cash. This transaction was completed on March 1, 2005, and the Company recorded a pre-tax gain of approximately $6 million (unaudited)
in its first quarter 2005 results of operations. The proceeds from the sale of the business were utilized to reduce debt. Operating results of the Heavy Duty
OEM business unit for periods prior to the sale have been shown as a discontinued operation in the accompanying Consolidated Financial Statements and
Notes thereto.

For the three years ended December 31, summary operating results of the Heavy
Duty OEM business unit were as follows:

                                         2004           2003          2002
                                     -----------    -----------   -----------
                                                  (in thousands)
Net sales                               $49,710        $29,842       $31,800
Income before tax                         5,727          1,249         1,519
Income from discontinued operation        5,498            771         1,459

                                       27

Heavy Duty OEM business unit assets included in the accompanying Consolidated
Balance Sheet are as follows:

                                                           December 31,
                                                 -------------------------------
                                                     2004             2003
                                                 -------------    -------------

Accounts receivable, net                              $ 5,812          $ 4,204
Inventories, net                                        5,157            3,174
Other current assets                                      434              130
                                                 -------------    -------------
Current assets of discontinued operation             $ 11,403          $ 7,508
                                                 =============    =============

Property, plant and equipment                        $ 22,495         $ 20,923
Accumulated depreciation and amortization             (15,932)         (14,753)
Other assets                                                2                1
                                                 -------------    -------------
Long-term assets of discontinued operation            $ 6,565          $ 6,171
                                                 =============    =============

Accounts payable                                      $ 6,527          $ 4,284
Accrued expenses                                        1,649            2,724
                                                 -------------    -------------
Current liabilities of discontinued operation         $ 8,176          $ 7,008
                                                 =============    =============

                                       28

                                   SCHEDULE II

                                 TRANSPRO, INC.
                        VALUATION AND QUALIFYING ACCOUNTS


                                                 Balance at       Charged to
                                                Beginning of      Costs and                                          Balance at
                                                 Period(a)       Expenses(a)     Write-Offs(a)        Other)a)    End of Period(a)
                                               ---------------   -------------  ----------------   ------------  ------------------
                                                                                   (in thousands)

Year Ended December 31, 2004
 Allowance for doubtful accounts                       $2,353           $ 509            $ (116)           $--           $2,746
 Allowance for excess/slow moving inventory             1,681           2,278            (1,474)            --            2,485
 Tax valuation reserve                                  7,961          (2,118)(c)            --             --            5,843

Year Ended December 31, 2003
 Allowance for doubtful accounts                       $2,348           $ 499            $ (494)           $--           $2,353
 Allowance for excess/slow moving inventory             3,160           1,450            (2,929)            --            1,681
 Tax valuation reserve                                  6,875           1,079                --              7(d)         7,961

Year Ended December 31, 2002
 Allowance for doubtful accounts                       $2,253           $ 442            $ (347)          $ --           $2,348
 Allowance for excess/slow moving inventory             4,030           2,147            (3,017)            --            3,160
 Tax valuation reserve                                 11,228          (5,371)(b)            --          1,018(d)         6,875


(a)  Amounts reflect activity of continuing operations.
(b)  Includes  $3,795 recorded as a tax benefit in the first quarter of 2002 due to changes in tax laws.
(c)  Includes $0.9 million  reversal  resulting  from the expected gain from the
     Heavy Duty OEM business sale in 2005.
(d)  Amount represents change in the valuation allowance and the deferred tax asset resulting from minimum pension liability adjustment included in
     Shareholders' Equity.

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